Fora Space Limited (“Fora”) Residency Agreement

Resident Name: Compass Pathfinder Limited     Start Date: 01-Sep-2021
Initial Term (Months): 24

Location: Soho     Office number(s): 2nd floor

Principal contact details

Name	George Goldsmith	Telephone	075 9563 6895
Title	Mr.	Email	legal@compasspathways.com
Address		Mobile	075 9563 6895
		Fax
		Company reg no.	10229259
Resident ID (Fora use only)	004239	Alternative contact name

Invoicing address    Guarantor details

Name	accounts payable	Name
Address		Address
Email	accountspayable@compasspathways.com	Email

Service description

	Number of desks	(£) List cost PCM	Amendment to list cost PCM	(3) Total fee PCM
OpenDesk	0	£0	(£0)	£0
OwnedDesk	0	£0	(£0)	£0
OwnedOffice	121	£139,150	(£25,650)	£113,500
Total	121	£139,150	(£25,650)	£113,500

Recurring residency fee per month (including VAT)	£136,200

Payment method
Direct debit

First month fees

Advance fee	£0	Subtotal	£249,700
Deposit	£136,200	VAT	£22,700
First month fee (pro rata)	£113,500	Total	£272,400
Additional charges	£0

FORA SPACE LIMITED
RESIDENCY AGREEMENT - TERMS & CONDITIONS

Subject to the terms and conditions of this agreement, including the Details Form and any Additional Provisions agreed (collectively, the “Residency Agreement”) and any other policies Fora makes available to you from time to time, Fora shall use reasonable efforts to provide the Resident with the Services described herein.

1.DEFINITIONS

“Additional Charges”    means those residency related amenities that do not constitute a Service for which additional charges are due. “Additional Provisions”    means any additional provisions agreed with Fora, as per clause 23 of this Residency Agreement.
“Data Protection Legislation” means (i) the General Data Protection Regulation ((EU) 2016/679) (GDPR); and (ii) any successor legislation to the Data Protection Act 1998 and the GDPR, in particular the Data Protection Bill 2017-2019, once it enters into force.

“Details Form”    means the form attached to the front of this agreement, which shall include details of the Resident, the Space, the Start Date, the Residency Fee and where applicable, the Initial Term and the List Price.
“Eligible User(s)”    means each person the Resident authorises to receive the Services. “Fora” “we” or “us”    means Fora Space Limited.
“Resident” or “you”    means the company or individual that enters into the Residency Agreement (as identified on the Details Form). “Services”    means, subject to the terms of the Residency Agreement:
i.non-exclusive access to the Space;
ii.maintenance of the Space by Fora;
iii.furnishings in a quantity and quality deemed appropriate by Fora;
iv.access to Wifi (as defined below);
v.use of certain meeting rooms in the Space;
vi.access to other Fora locations, in each case subject to availability;
vii.use of utilities within the Space;
viii.use of communal areas; and
ix.participation in resident related events and promotions.

2.ELIGIBLE USERS

a.Only Eligible Users shall be entitled to access the Space and utilise the Services. A list of all such individuals must be submitted to Fora prior to first use of the Space (the “Eligible Users List”). The Resident is responsible for maintaining the accuracy of the Eligible Users List and any changes shall be notified to Fora immediately.

b.The Resident shall at all times be responsible for the actions or omissions of any Eligible User or any of their guests.

3.START DATE

a.The Residency Agreement shall commence on the Start Date and subject to clause 3(b), shall continue and renew on a monthly basis until terminated in accordance with the terms set out herein.

b.If an Initial Term has been agreed, this shall constitute the term and be governed in accordance with the Additional Provisions. Following expiry of the Initial Term, the Residency Agreement shall automatically continue on the basis set out in clause 3(a).

c.If Fora are for whatever reason, unable to make the Space available by the Start Date, this Residency Agreement shall remain in full force and effect, provided that failure to provide access shall not last longer than two (2) months (the “Longstop Date”) and during such time, Fora shall at its sole discretion, either:

i.provide the Resident with an alternative work space of reasonably comparable capacity (which may or may not be within a Fora location) and charge applicable Fees; or
ii.waive all Fees.

d.Following expiry of the Longstop Date, either party shall have the ability to terminate this Residency Agreement upon seven (7) days’ prior written notice. This Residency Agreement shall terminate upon expiry of such notice and the parties will be released from any obligation or liability under this Residency Agreement and agree to waive all claims in relation to the same.

e.For the avoidance of doubt, if an alternative work space is provided in accordance with section 3(c)(i), the Resident’s use of such work space shall remain subject to the terms of this Residency Agreement.

f.Notwithstanding the Start Date, access to the Space shall only be permitted when Fora has received:

i.an executed version of the Residency Agreement;
ii.such anti-money laundering documents as is reasonably required;
iii.an Eligible Users List;
iv.the Residency Fee (as defined below) for one (1) month;
v.the Advance Fee (as defined below), where applicable;
vi.a Deposit (as defined below), where applicable.

4.FEES

a.Fees due to Fora comprise (but are not limited to):

i.a monthly residency fee (the “Residency Fee”);
ii.an advance fee (the “Advance Fee”), where applicable;
iii.a deposit (the “Deposit”), where applicable; and
iv.Additional Charges,

together, the “Fees”.

b.All amounts speciﬁed herein shall be paid by Direct Debit unless otherwise agreed between the parties. By providing Fora with your payment details, you consent to your account being charged in accordance with the terms of this Residency Agreement. If you change or cancel your Direct Debit details, you are required to inform Fora promptly and in any event prior to the next relevant payment date. Failure to do so may result in Fora increasing the Deposit amount up to a maximum of two (2) times the Residency Fee.

c.All Fees payable to Fora under this Residency Agreement:

i.are exclusive of VAT and the Resident shall in addition pay an amount equal to any VAT chargeable on those sums; and
ii.shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

d.The Residency Fee is due and payable monthly in advance on the 1st of each month or where applicable, the next business day. Following expiry of any Initial Term, the Residency Fee shall be the List Price.

e.At the start of each calendar year (including during the duration of the Initial Term if applicable), the List Price will be subject to an automatic inflation linked increase of the previous year’s amount.

f.The Advance Fee is an amount equal to one (1) Residency Fee and is due and payable immediately upon execution of the Residency Agreement for an Open Desk or an Owned Desk. The Advance Fee shall be utilised to pay your final Residency Fee after a Termination Notice has been served.

g.Subject to clauses 4 (h) and (i), the Deposit is an amount equal to one (1) Residency Fee and is due and payable immediately upon execution of the Residency Agreement for an Owned Office. Fora shall return the Deposit to the Resident within 30 business days of the Termination Date, subject to:

i.the deduction of any monies due and payable to Fora; and
ii.the deduction of any amount which in the sole discretion of Fora is required to rectify any loss or damage the Resident has caused.

h.Payment of the Deposit shall not affect Fora’s right to demand payment at any time in respect of any amounts due under this Residency Agreement and the Resident shall have no right to insist on a set off against outstanding Fees.

i.Fora shall at all times retain the right to demand payment to increase the Deposit held if:

i.the Resident fails to pay its Fees by way of Direct Debit;
ii.the Resident fails to notify Fora of a change in its Direct Debt details in accordance with clause 4(b);
iii.there has been a proper deduction from the Deposit already held by Fora; or
iv.if circumstances otherwise reasonably require Fora to take such action.

j.Additional Charges shall be due and payable in arrears on the 1st of each month or where applicable, the next business day. In the event that Additional Charges are incurred that meet or exceed an amount equal to £1,000, payment shall become immediately due and payable.

k.If payment of any outstanding amount is not made by the 4th of the month in which such payment is due, Fora shall be entitled to claim interest at the rate prescribed by the Late Payment of Commercial Debts (Interest) Act 1998 (as amended) and a fee reminder (a “Fee Notice”) shall be issued. Fora reserves the right to suspend or terminate the Residency Agreement and/or the Services and all rights of access with immediate effect if the Resident fails to pay the Fees within five (5) business days of receipt of a Fee Notice.

l.Notwithstanding clause 4(e) or the Fees specified in the Residency Agreement, Fora reserves the right to adjust such Fees. Such changes will be notified to you at least one calendar month in advance of the next payment date.

m.Save at Fora’s discretion, Fees or other amounts paid by the Resident or Eligible Users in connection with the Services are non-refundable.

5.LOCATION

a.This Residency Agreement is linked to the Space. Access to alternative Fora locations shall be granted subject to Fora’s express permission, availability and all other terms and conditions specific to the relevant Fora location.

b.Fees may vary between Fora locations. Fora reserves the right to reasonably increase or decrease any Fee following an increase or decrease in capacity or a change in location agreed with the Resident.

c.Fora may access a Resident’s work space, with or without notice for safety, repair or emergency purposes. Fora shall endeavour to provide prior notice where reasonably practicable. Following, where possible consultation with you, Fora may relocate your work space, provided that such relocation shall not decrease the size or capacity of your original work space.

6.TERMINATION

a.Unless otherwise specified by the Additional Provisions, either party must give a minimum of one (1) month’s written notice to terminate this Residency Agreement (a “Termination Notice”). Termination will take effect on the final business day in the calendar month following receipt of the Termination Notice (the “Termination Date”).

b.Notwithstanding the foregoing, Fora may, at its sole discretion withhold Services or immediately terminate this Residency Agreement if:

i.the Resident becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay debts as they fall due;
ii.the Resident breaches the Residency Agreement or a breach is deemed by Fora to be reasonably likely to occur;

iii.the Resident commits an unlawful act in a Fora location, behaves in a manner which may be harmful to the reputation of Fora or its residents or utilises the Space in an improper or undesirable manner; or
iv.at any other time, Fora, in our reasonable discretion, see ﬁt to do so.

c.Fora may otherwise terminate this Residency Agreement by giving you one month notice with or without cause.
d.From and including the Termination Date, no Eligible User may access the Space or any Fora location, nor utilise any Service. The Resident shall remain liable for all amounts incurred until the Termination Date.

e.Any Eligible User or guest may be excluded, temporarily or indefinitely, from any Fora location in the interests of security, safety or propriety.

7.GUESTS

Guests are not permitted to use Fora as a work space but may attend meetings in the Space. The maximum number of guests invited to the Space by a Resident shall be limited to the maximum capacity of the room reserved for the relevant meeting. Meetings may not be conducted at Open Desks or Owned Desks where they may disturb other Residents.

8.ACCESS

a.All Eligible Users shall be issued with an access card (the “Resident Card”) and may access the Fora location during the opening hours stated on the Fora website. Fora may refuse entry to any Eligible User who fails to produce a Resident Card.

b.Fora do not place a limit on the number of hours that a Resident may access the Space. However Fora reserves the right to suspend the Residency Agreement with immediate effect if a Resident’s use of the Space is impeding other Residents’ fair use.

c.Residents may not share, duplicate or distribute Resident Cards and a replacement fee will be charged for those which are lost or damaged.

9.IT & TECHNOLOGY

a.Residents are responsible for providing their own IT equipment and protecting themselves from the impact of computer viruses, malware and malicious software. Fora may remove any device that poses a threat to our networks or Residents.

b.If a Resident requests additional IT services or the installation of hardware, service media or ancillary equipment, Fora reserve the right to charge accordingly. Support is only otherwise available to troubleshoot IT or technology problems arising from the Space.

c.Residents are entitled to use the wireless Internet access point (the “Wifi”), but are prohibited from taking any action online that violates applicable law. Please refer to the Wifi Terms and Conditions for further details.

d.Where Fora reasonably believes that Wifi usage by any Residents adversely impacts the fair usage of other Residents, Fora reserves the right to monitor or take action to limit excessive usage.

e.In the event that Fora provide any IT services in accordance with this clause 9, we will not be responsible for any damage to your equipment, software or technology.

10.LIMITATION OF LIABILITY & INDEMNIFICATION

a.To the extent permitted by law, the liability of Fora, its employees, affiliates, sub-contractors, suppliers or other representatives (together, the “Fora Parties”) under or in connection with this Residency Agreement, shall be limited to in aggregate, an amount equal to the Fees paid by you in the twelve (12) months prior to any liability arising.

b.The restrictions on Fora’s liability under this clause 10 apply to every liability arising under or in connection with this agreement, including without limitation, contract, tort (including negligence), misrepresentation, statutory duty or otherwise and shall wholly exclude the following specific heads of loss:

i.damage, loss, or theft of personal or business belongings;
ii.loss of use or corruption of software, data or information;
iii.direct or indirect, special or consequential loss, including, but not limited to any loss of profits,
iv.opportunity, business interruption, loss of or damage to goodwill; or
v.any third party claims.

c.The Resident shall release, indemnify and keep indemnified the Fora Parties from and against any and all actions, claims (including third party claims), costs (including legal costs and expenses), losses, proceedings, damages, liabilities or demands suffered or incurred by the Fora Parties arising out of or in connection with any breach of this Residency Agreement (whether by action or omission) by a Resident.

d.Residents are required to maintain personal property insurance and commercial general liability insurance covering their business, their Eligible Users and guests for injury, property loss and damage and prevention or denial of use of the Space, in a form and amount appropriate to your business.

e.Residents remain responsible for the health, safety and welfare of their Eligible Users and guests in the Space. Further to your legal responsibilities, we recommend that you carry out risk assessments on an on-going basis to address all risks that might cause harm in your work space and provide relevant training to those persons invited into the Space.

11.NOTICES

a.All notices or other communications given under or in connection with this Residency Agreement shall be sent by email (to and from the principal contact provided on the Details Form) and shall be deemed to have been received at 9.00am on the next business day after transmission.

b.In the event that Fora receive multiple notices from different individuals representing the Resident, instructions from the principal contact shall be followed.

c.These notice provisions do not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

12.CONFIDENTIALITY & PRESS
a.The terms of this Residency Agreement are confidential and no Resident may disclose them without Fora's prior written consent, unless required to do so by law or an official authority.

b.Fora maintains a strict no press policy and no Resident may disclose or identify any other persons in the Space in any press, social media or similar public forum.

13.INTELLECTUAL PROPERTY AND DATA PROTECTION

a.Fora exclusively owns all intellectual property rights, relating to our business. Any use of such rights is strictly prohibited without Fora’s express written permission. This provision will survive termination of this Residency Agreement.

b.Fora will collect, process, transfer and secure personal data about you and your Eligible Users pursuant to the terms of our Privacy Policy (appended to this Residency Agreement and available on the Fora website) and in accordance with applicable Data Protection Legislation.

14.REPAIR & RETURN

a.The Resident shall keep the work space in good and substantial repair and condition and to the extent that Fora provide IT, hardware or service media, in good working order. The Resident shall be liable to Fora for any damage caused by the behaviour of you, any Eligible User or your guests to a Fora location or to furniture, fixtures, fittings or other objects therein. You shall also be responsible for any damage to your work space exceeding normal wear and tear and shall keep Fora indemnified against any costs or expenses incurred in respect of the same.

b.Save with Fora’s prior written approval, no Resident may make any structural or non-structural alteration or installation to the Space. In the event that such permission is granted, the Resident shall be responsible for the full cost of all works and prior to the Termination Date, restoration of the Space to its original condition prior to completion of such works. To the extent that Fora incurs any related costs, the Resident shall be invoiced accordingly. Only a representative chosen by Fora is entitled to enter the Space and undertake any alteration, installation, removal or restoration.

c.The Resident must return the work space to Fora on the Termination Date in the repair and condition envisaged by clause 14(a) and must:

i.remove all chattels and fixtures belonging to the Resident;
ii.remove any signs or branding erected in the work space;
iii.remove any alterations to the work space undertaken by you or by Fora on your behalf in anticipation of or during the Term; and
iv.make good any damage caused by the removal of those items or alterations.

d.Fora is not responsible for any property left unattended in a Fora location. Belongings left unattended (or that remain following the Termination Date), may be removed and either stored or destroyed at Fora’s discretion and the Resident waives all claims or demands regarding left property. The Resident shall remain responsible for paying any fees reasonably incurred by Fora regarding the left property.

15.GENERAL

a.Fora retains complete control, possession and management of the Space and each Fora location. The term “Residency” refers to the terms of your membership and does not of itself denote any right of occupation or exclusive possession.

b.This Residency Agreement and use of the Space confers no relationship of landlord and tenant between the Resident and Fora (and the Resident agrees that no statutory provisions pertaining to landlord and tenant relationships apply) and shall not in any way be construed as to grant the Resident nor any Eligible User any title, easement, lien, possession, tenancy interest, leasehold estate or other real property interest or related right in any Fora location.

c.Open Desks, meeting rooms and other shared facilities are subject to availability. The Resident agrees that Fora shall not be held liable for any inability to provide access nor use of such space, nor liable to refund the Resident in whole or part in relation thereto.

d.The availability and scope of the Services, as well as the availability and scope of ancillary benefits we offer in relation to the Space, are subject to change from time to time in our sole discretion.

e.It is the Resident’s sole responsibility to determine that your Residency meets the needs of your business and is suitable for the purposes for which it is used.

f.A Resident may use its Space address for general business correspondence, but may only use it as its legally registered address with Fora’s express permission. Fora are not liable or responsible for any mail or correspondence received to the Space.

g.You accept that the Services are provided in the United Kingdom and that Fora is not providing any Services outside of the United Kingdom. To the extent that you are incorporated outside the United Kingdom or conduct any business operations outside the United Kingdom you accept that Fees are payable without deduction or withholding on account of any taxation which might be applicable to Services provided outside of the United Kingdom.

h.You agree to enter into such further documents as Fora shall require for the purposes of giving full effect to the terms of this Residency Agreement.

16.ANTI MONEY LAUNDERING

The Resident hereby warrants and undertakes that at all times, its operations have been and will continue to be conducted in accordance with all laws, including but not limited to laws that prohibit commercial bribery and money laundering. The Resident agrees to provide Fora with all information and documents that may be requested from time to time in order to comply with all laws in relation to anti-money laundering.

17.AMENDMENT OF TERMS

In consideration for the continued provision of the Services, Fora reserves the right to amend the terms of the Residency Agreement from time to time. All amendments shall be notified in writing and the continued use of the Space by the Resident for one (1) calendar month after such notice shall constitute acceptance of the amended terms.
18.ASSIGNMENT

Fora retains the right to assign its rights, title, interest and obligations in the Residency Agreement without Resident consent. The Resident agrees to waive any duty of confidentiality, whether express or implied, that Fora may owe should such assignment occur. The Resident may not transfer or otherwise assign any rights or obligations under this Residency Agreement.

19.THIRD PARTIES

A person, who is not a party to this Residency Agreement, may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

20.ENTIRE AGREEMENT

a.This Residency Agreement (including the policies referred to herein) constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

b.Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Residency Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Residency Agreement.

21.GOVERNING LAW & JURISDICTION

This Residency Agreement shall be governed and construed in accordance with English law and in the event of any dispute arising in connection thereto, the Resident agrees to submit to the exclusive jurisdiction of the courts of England and Wales.

22.RESIDENCY FEES

The Resident shall pay the monthly Residency Fees as per the table below during the Initial Term. Additional Fees may be incurred in accordance with clause 4.

Period	Inventory Type	Fee incl VAT (£)
01-Sep-2021 - 31-Aug-2023	Owned Office	£136,200

23.ADDITIONAL PROVISIONS

a.These Additional Provisions form part of and should be read in conjunction with the main body of the Residency Agreement, the terms of which shall continue in full force and effect save as varied by this clause 23.

b.The Initial Term shall commence on the Start Date for a period of 24 months and neither party may terminate this Residency Agreement during the Initial Term save that:
i.Fora may determine the Residency Agreement at any time in accordance with clauses 6(b) or 6(c); or

ii.either party may serve 6 months written notice to expire on the last day of the Initial Term / or

iii.This Clause is not used.

c.A break notice served by the Resident shall be of no effect if at the Break Date, the Resident has not paid its Fees or is in material breach of any of its obligations under this Residency Agreement. Subject to the foregoing, this Residency Agreement shall terminate on the Break Date. Such remedy shall not affect any other right or remedy either party may have in relation to earlier breach of this Agreement.
d.The Resident shall be granted 121 passes per Year which may be used in All Fora Locations.

e.If the Residency Agreement has not already been determined in accordance with clause 23(b), the Additional Provisions shall cease to be applicable on expiry of the Initial Term and all terms of the Residency Agreement shall be read and construed accordingly.